Exhibit 99.3

DELAWARE CODE ANNOTATED

TITLE 6. COMMERCE AND TRADE

SUBTITLE II. OTHER LAWS RELATING TO COMMERCE AND TRADE

CHAPTER 18. LIMITED LIABILITY COMPANY ACT

SUBCHAPTER I. GENERAL PROVISIONS

s 18-108 Indemnification.

Subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.